FOR IMMEDIATE RELEASE

Yadkin Financial Corporation Announces Financial Results for the First Quarter of 2015 and Strategic Realignment

RALEIGH, N.C., April 23, 2015 – Yadkin Financial Corporation (NYSE: YDKN) (the "Company" or "Yadkin"), the parent company of Yadkin Bank, today announced financial results for the first quarter ended March 31, 2015.

First Quarter 2015 financial highlights:

•	Net income available to common shareholders totaled $9.6 million or $0.30 per diluted share during Q1 2015.

•
Net operating earnings available to common shareholders, which excludes certain non-operating items, totaled $10.3 million, or $0.33 per diluted share, in Q1 2015, compared to $0.35 per diluted share in Q4 2014.

•	Annualized operating return on average assets equaled 1.04 percent in Q1 2015.

•	Annualized operating return on average tangible common equity equaled 11.35 percent in Q1 2015.

•	Operating efficiency, which represents operating expenses to total operating revenues, improved to 62.1 percent in Q1 2015, compared to 63.5 percent in Q4 2014.

•	Net charge-offs during Q1 2015 declined to $494 thousand or 0.07 percent of average loans, compared to 0.09 percent during Q4 2014.

•	Annualized net loan growth was approximately 2.2 percent in Q1 2015, resulting from loan originations and commitments of $304.8 million.

Strategic Realignment

"During the first quarter of 2015, we continued efforts to create a more efficient operating model and to achieve our efficiency targets," stated Scott Custer, Chief Executive Officer of the Company. "Late in the first quarter, we executed on an expense reduction plan that will generate annualized salary savings totaling $1.9 million through the elimination of various positions management had concluded were no longer required following successful integration of the merged banks' operating systems."
"Additionally, following a strategic review of our branch network, we are announcing our plans to close or sell six branches during the third quarter of 2015," Custer reported. "After extensive consideration, we concluded that our decision to close these branches would strengthen the Company as we seek to optimize our resources." Management estimates the branch closings will result in annual pre-tax savings of $1.5 million.
The Company recognized a restructuring charge of $907 thousand during the first quarter of 2015 as a result of the expense reduction initiatives and branch closings, primarily related to severance expense.
Custer also announced the Company has received approval from the Federal Reserve Bank of Richmond to redeem $28.4 million of preferred stock that had initially been issued in connection with the TARP Capital Purchase Program. "Redemption of the preferred stock will improve pre-tax earnings by $2.6 million and will increase fully-diluted net income per common share by $0.08 annually," added Custer. The redemption is scheduled to occur on or around May 13, 2015.
The Company also announced that, effective June 30, 2015, Joe Towell will transition from his position as Executive Chairman to Chairman of the Board, and will continue as a member of the board of directors. “Although Joe will no longer be involved in day-to-day operations, Yadkin will continue to benefit from his strong background in banking and his deep commitment to our Company,” Custer noted in announcing Mr. Towell’s transition to the Chairmanship role. The cost of Mr. Towell’s transition will be reflected in the Company’s Q2 financial results.

Results of Operations and Asset Quality

1Q 2015 compared to 4Q 2014

Net operating earnings available to common shareholders, which excludes merger and conversion costs, restructuring charges, securities gains, and a fourth quarter tax benefit from the reversal of a valuation allowance on certain holding company deferred tax assets, totaled $10.3 million in the first quarter of 2015 compared to $11.0 million in the fourth quarter of 2014. Pre-tax, pre-provision operating earnings, which also excludes nonrecurring income and expenses, was $18.2 million in the first quarter of 2015 compared to $18.4 million in the fourth quarter of 2014. Net income available to common shareholders totaled $9.6 million in the first quarter of 2015, or $0.30 per diluted share, compared to $14.7 million, or $0.46 per diluted share, in the fourth quarter of 2014.

Net interest income totaled $39.2 million in the first quarter of 2015 compared to $40.8 million in the fourth quarter of 2014. Net interest income was negatively impacted during the quarter by fewer days and lower accelerated accretion. Net interest margin decreased from 4.43 percent in the fourth quarter of 2014 to 4.33 percent in the first quarter of 2015 due to pressure on loan yields. Core net interest margin, which excludes the impact of accretion income on net interest income, declined from 3.76 percent in the fourth quarter of 2014 to 3.74 percent in the first quarter of 2015 as the Company continued to face significant pricing pressure on loan originations from a combination of low prevailing market interest rates and stiff competition for loans from other financial institutions. Despite this challenging market environment, the Company has maintained a disciplined loan pricing strategy that emphasizes proper interest rate risk management.

Net accretion income on acquired loans totaled $4.5 million in the first quarter of 2015, which consisted of $1.5 million of net accretion on purchased credit-impaired ("PCI") loans and $2.9 million of accretion income on purchased non-impaired loans. Net accretion income on acquired loans in the fourth quarter of 2014 totaled $5.1 million, which included $873 thousand of accretion on PCI loans and $4.2 million of accretion income on purchased non-impaired loans. Accretion income on purchased non-impaired loans included $906 thousand of accelerated accretion due to principal prepayments in the first quarter of 2015 compared to $1.8 million in the fourth quarter of 2014.

Provision for loan losses was $961 thousand in the first quarter of 2015 compared to $843 thousand in the fourth quarter of 2014. The table below summarizes changes in the allowance for loan losses ("ALLL") for the quarters presented.

(Dollars in thousands)	Non-PCI Loans	PCI Loans	Total

Q1 2015
Balance at January 1, 2015	$6,519	$1,298	$7,817
Net charge-offs	(494)	—	(494)
Provision for loan losses	882	79	961
Balance at March 31, 2015	$6,907	$1,377	$8,284

Q4 2014
Balance at October 1, 2014	$5,779	$1,862	$7,641
Net charge-offs	(654)	(13)	(667)
Provision for loan losses	1,394	(551)	843
Balance at December 31, 2014	$6,519	$1,298	$7,817
The increase in provision for loan losses was primarily due to a $630 thousand increase in provision expense on PCI loans. The Company recorded a $551 thousand provision credit on PCI loans in the fourth quarter of 2014 due to the reversal of previously established reserves on certain commercial and residential real estate loan pools as cash flows improved in those pools. Provision expense on PCI loans totaled $79 thousand in the first quarter of 2015. Offsetting the increased PCI provision expense, non-PCI loan provision expense declined by $512 thousand due to lower net charge-offs and softer loan growth. Net charge-offs totaled $494 thousand in the first quarter of 2015, which was a decline from $667 thousand in the fourth quarter of 2014. Annualized net charge-offs were 0.07 percent of average loans in the first quarter of 2015 compared to 0.09 percent of average loans in the fourth quarter of 2014.

The ALLL was $8.3 million, or 0.28 percent of total loans as of March 31, 2015 compared to $7.8 million, or 0.27 percent of total loans, as of December 31, 2014. Adjusted ALLL, which includes the ALLL as well as net acquisition accounting fair value adjustments for acquired loans, was 2.04 percent of total loans as of March 31, 2015, which was down from 2.17 percent as of December 31, 2014. The reduction in adjusted ALLL resulted primarily from lower loss rates used in the Company's ALLL model due to improvement in charge-off levels and continued accretion of fair value discounts.

Nonperforming loans as a percentage of total loans was 1.29 percent as of March 31, 2015, which was an increase from 0.92 percent as of December 31, 2014. Total nonperforming assets (which include nonaccrual loans, loans past due 90 days or more and still accruing, and foreclosed assets) as a percentage of total assets was 1.17 percent as of March 31, 2015 compared to 0.93 percent as of December 31, 2014.

Non-interest income totaled $8.8 million in the first quarter of 2015, compared to $9.6 million in the fourth quarter of 2014. Service charges and fees on deposit accounts declined by $253 thousand. Government-guaranteed, small business lending income, which includes gains on sales of the guaranteed portion of certain SBA loans as well as servicing fees on previously sold SBA loans, contributed $2.9 million to non-interest income during the first quarter of 2015. Mortgage banking income increased by $320 thousand due to higher production volumes resulting from favorable mortgage rates in the quarter, partially offset by higher amortization of the servicing asset. Other non-interest income fell from $1.6 million in the fourth quarter of 2014 to $918 thousand in the first quarter of 2015 due to reduced trust and brokerage income, a decline in certain loan fee income and lower earnings on purchased accounts receivable.

Non-interest expense totaled $31.0 million in the first quarter of 2015, which was a decline from $33.6 million in the fourth quarter of 2014. Salaries and employee benefits were cut by $1.6 million in the quarter due to workforce reductions that occurred late in 2014 following the mergers. Merger and conversion costs, which include professional fees, severance, technology, rebranding, and branch network costs necessary to complete the mergers and subsequent conversion, decreased by $1.4 million. Restructuring charges of $907 thousand in the first quarter of 2015 related to severance costs associated with the Company's expense reduction and branch optimization plan which includes the elimination of twenty-five back office positions and the planned closing of six branches scheduled to occur in the third quarter of 2015. The Company's operating efficiency ratio, which excludes merger and conversion costs and restructuring charges, improved from 63.5 percent in the fourth quarter of 2014 to 62.1 percent in the first quarter of 2015.

Income tax expense was $5.8 million in the first quarter of 2015 compared to $607 thousand in the fourth quarter of 2014. The Company's effective tax rate was 36.3 percent in the first quarter of 2015 compared to 3.8 percent in the fourth quarter of 2014. The fourth quarter 2014 effective tax rate was favorably impacted by the reversal of a $4.7 million valuation allowance on certain deferred tax assets generated by Piedmont prior to its merger with Yadkin.

1Q 2015 compared to 1Q 2014

Net operating earnings available to common shareholders, which excludes merger and conversion costs, restructuring charges, and securities gains, totaled $10.3 million in the first quarter of 2015, which was a significant improvement from $2.2 million in the first quarter of 2014. Pre-tax, pre-provision operating earnings, which also excludes nonrecurring income and expenses, was $18.2 million in the first quarter of 2015 compared to $7.3 million in the first quarter of 2014. Net income available to common shareholders rose to $9.6 million in the first quarter of 2015, or $0.30 per diluted share, from $1.2 million, or $0.14 per diluted share, in the first quarter of 2014. The Company's operations and financial performance were significantly impacted in nearly every respect by Yadkin's mergers with VantageSouth Bancshares, Inc. and Piedmont Community Bank Holdings, Inc. on July 4, 2014. Therefore, financial results in Q1 2015 are not comparable to results reported for Q1 2014.

****

Yadkin Financial Corporation is the holding company for Yadkin Bank, a full-service state-chartered community bank providing services in 73 branches across North Carolina and upstate South Carolina. Serving over 80,000 customers, the Company has assets of $4.3 billion. The Bank’s primary business is providing banking, mortgage, investment and insurance services to residents and businesses across the Carolinas. The Bank provides mortgage-lending services through its mortgage division, Yadkin Mortgage, headquartered in Greensboro, NC. The Bank’s SBA Lending (Government Guaranteed Lending) is headquartered in Charlotte, NC. Yadkin Financial Corporation’s website is www.yadkinbank.com. Yadkin Financial Corporation's common stock is traded on the NYSE under the symbol YDKN.

Conference Call

Yadkin Financial Corporation will host a conference call at 10:00 a.m. Eastern Time on April 23, 2015, to discuss the Company's financial results. The call may be accessed by dialing (800) 768-4046 and requesting the Yadkin Financial Corporation First Quarter 2015 Conference Call. Listeners should dial in 10-15 minutes prior to the start of the call.

A webcast of the conference call will be available online at www.yadkinbank.com and following the links to About Us, Investor Relations. A replay of the call will be available through May 25, 2015, by dialing (800) 633-8284 or (402) 977-9140 and entering reservation number 21766342.

Non-GAAP Financial Measures
Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. Yadkin uses non-GAAP financial measures, including: (i) net operating earnings available to common shareholders; (ii) pre-tax, pre-provision operating earnings; (iii) operating non-interest expense, (iv) operating efficiency ratio, (v) adjusted allowance for loan losses to loans; and (vi) tangible common equity, in their analysis of the Company's performance. Net operating earnings available to common shareholders excludes the following from net income available to common shareholders: securities gains and losses, a one-time branch sale gain, merger and conversion costs, restructuring charges, income tax expense from the change in future state tax rates, and the income tax effect of adjustments. Pre-tax, pre-provision operating earnings excludes the following from net income: provision for loan losses, income tax expense, securities gains and losses, a one-time branch sale gain, merger and conversion costs, and restructuring charges. Operating non-interest expense excludes merger and conversion costs and restructuring charges from non-interest expense. The operating efficiency ratio excludes a one-time branch sale gain, securities gains and losses, merger and conversion costs, and restructuring charges from the efficiency ratio. Adjusted allowance for loan losses adds net acquisition accounting fair value discounts to the allowance for loan losses. Tangible common equity excludes preferred stock as well as goodwill and other intangible assets, net, from shareholders' equity.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider Yadkin performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-Looking Statements

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, reduced earnings due to larger than expected credit losses in the sectors of our loan portfolio secured by real estate due to economic factors, including declining real estate values, increasing interest rates, increasing unemployment, or changes in payment behavior or other factors; reduced earnings due to larger credit losses because our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral; the rate of delinquencies and amount of loans charged-off; the adequacy of the level of our allowance for loan losses and the amount of loan loss provisions required in future periods; costs or difficulties related to the integration of the banks we acquired or may acquire may be greater than expected; results of examinations by our regulatory authorities, including the possibility that the regulatory authorities may, among other things, require us to increase our allowance for loan losses or writedown assets; the amount of our loan portfolio collateralized by real estate, and the weakness in the commercial real estate market; our ability to maintain appropriate levels of capital; adverse changes in asset quality and resulting credit risk-related losses and expenses; increased funding costs due to market illiquidity, increased competition for funding, and increased regulatory requirements with regard to funding; significant increases in competitive pressure in the banking and financial services industries; changes in political conditions or the legislative or regulatory environment, including the effect of recent financial reform legislation on the banking industry; general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality; our ability to retain our existing customers, including our deposit relationships; changes occurring in business conditions and inflation; changes in monetary and tax policies; ability of borrowers to repay loans; risks associated with a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors and other service providers or other third parties, including as a result of cyber attacks, which could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses; changes in accounting principles, policies or guidelines; changes in the assessment of whether a deferred tax valuation allowance is necessary; our reliance on secondary sources such as FHLB advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs; loss of consumer confidence and economic disruptions resulting from terrorist activities or other military actions; and changes in the securities markets. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission ("SEC"), including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update such forward-looking statements.

CONTACT:
Terry Earley, CFO
Yadkin Financial Corporation
Phone: (919) 659-9015
Email: Terry.Earley@yadkinbank.com

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

	Three months ended
(Dollars in thousands, except per share data)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Interest income
Loans	$39,796	$41,160	$41,667	$19,817	$19,969
Investment securities	3,996	4,058	3,756	1,992	1,985
Federal funds sold and interest-earning deposits	50	54	38	26	26
Total interest income	43,842	45,272	45,461	21,835	21,980
Interest expense
Deposits	2,889	2,714	2,374	1,657	1,659
Short-term borrowings	289	168	65	96	78
Long-term debt	1,488	1,599	1,510	1,029	1,031
Total interest expense	4,666	4,481	3,949	2,782	2,768
Net interest income	39,176	40,791	41,512	19,053	19,212
Provision for loan losses	961	843	816	464	1,290
Net interest income after provision for loan losses	38,215	39,948	40,696	18,589	17,922
Non-interest income
Service charges and fees on deposit accounts	3,253	3,506	3,265	1,488	1,315
Government-guaranteed lending	2,873	2,917	2,072	2,120	2,341
Mortgage banking	1,322	1,002	1,520	530	318
Bank-owned life insurance	472	517	572	389	306
Gain (loss) on sales of available for sale securities	1	4	(96)	218	—
Gain on sale of branch	—	—	415	—	—
Other	918	1,616	1,313	519	750
Total non-interest income	8,839	9,562	9,061	5,264	5,030
Non-interest expense
Salaries and employee benefits	15,202	16,787	16,800	8,657	9,098
Occupancy and equipment	4,799	5,009	4,856	2,547	2,663
Data processing	1,888	1,959	1,255	991	1,030
Professional services	1,092	1,431	1,153	674	685
FDIC insurance premiums	714	636	700	365	390
Foreclosed asset expenses	188	129	129	150	263
Loan, collection, and repossession expense	936	849	1,192	353	681
Merger and conversion costs	220	1,589	17,270	2,068	1,209
Restructuring charges	907	33	180	93	836
Amortization of other intangible assets	815	861	845	224	227
Other	4,197	4,309	3,807	2,017	1,954
Total non-interest expense	30,958	33,592	48,187	18,139	19,036
Income before income taxes	16,096	15,918	1,570	5,714	3,916
Income tax expense	5,846	607	621	2,504	1,681
Net income	10,250	15,311	949	3,210	2,235
Dividends on preferred stock	639	639	630	—	—
Net income attributable to non-controlling interests	—	—	—	1,476	990
Net income available to common shareholders	$9,611	$14,672	$319	$1,734	$1,245

NET INCOME PER COMMON SHARE
Basic	$0.30	$0.46	$0.01	$0.19	$0.14
Diluted	0.30	0.46	0.01	0.19	0.14

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	31,606,909	31,597,798	31,597,659	9,219,378	9,219,378
Diluted	31,608,928	31,602,497	31,602,192	9,219,378	9,219,378

SELECTED PERFORMANCE RATIOS AND FINANCIAL DATA

	As of and for the three months ended
(Dollars in thousands, except per share data)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014

Selected Performance Ratios
Return on average assets	0.98%	1.44%	0.09%	0.61%	0.43%
Return on average shareholders' equity	7.37	11.07	0.69	5.34	4.18
Return on average tangible common equity	10.58	16.52	0.37	6.15	4.91
Yield on earning assets, tax equivalent	4.84	4.92	5.12	4.72	4.79
Cost of interest-bearing liabilities	0.63	0.60	0.54	0.67	0.68
Net interest margin, tax equivalent	4.33	4.43	4.68	4.12	4.19
Efficiency ratio	64.48	66.71	95.28	74.59	78.52
Non-GAAP:
Net operating return on average assets	1.04%	1.09%	1.17%	0.89%	0.74%
Net operating return on average shareholders' equity	7.87	8.40	8.76	7.86	7.17
Net operating return on average tangible common equity	11.35	12.37	13.02	9.05	8.41
Operating efficiency ratio	62.13	63.50	61.16	66.30	70.09
Per Common Share
Net income, basic	$0.30	$0.46	$0.01	$0.19	$0.14
Net income, diluted	0.30	0.46	0.01	0.19	0.14
Book value	17.07	16.75	16.26	15.98	15.68
Common shares outstanding	31,609,021	31,599,150	31,598,907	9,219,378	9,219,378
Non-GAAP:
Net operating earnings, basic	$0.33	$0.35	$0.36	$0.28	$0.24
Net operating earnings, diluted	0.33	0.35	0.36	0.28	0.24
Tangible book value	11.78	11.44	10.93	13.98	13.66
Asset Quality Data and Ratios
Nonperforming loans	$37,630	$26,759	$25,533	$20,928	$20,856
Foreclosed assets	12,427	12,891	11,078	9,786	9,505
Total nonperforming assets	$50,057	$39,650	$36,611	$30,714	$30,361
Restructured loans not included in nonperforming assets	$2,043	$5,067	$4,424	$4,000	$985
Net charge-offs to average loans	0.07%	0.09%	0.09%	0.07%	0.33%
Allowance for loan losses to loans	0.28	0.27	0.27	0.54	0.52
Nonperforming loans to loans	1.29	0.92	0.90	1.53	1.51
Nonperforming assets to total assets	1.17	0.93	0.88	1.44	1.44
Non-GAAP:
Adjusted allowance for loan losses to loans	2.04%	2.17%	2.50%	2.42%	2.54%
Capital Ratios
Tangible equity to tangible assets	9.78%	9.52%	9.32%	10.16%	10.18%
Tangible common equity to tangible assets	9.08	8.82	8.61	10.16	10.18
Yadkin Financial Corporation[1]:
Tier 1 leverage	9.29%	9.34%	9.41%	8.92%	8.78%
Common equity Tier 1[2]	8.99	NR	NR	NR	NR
Tier 1 risk-based capital	10.47	11.04	10.80	10.60	10.38
Total risk-based capital	11.90	12.53	12.35	13.66	13.44
Yadkin Bank[1]:
Tier 1 leverage	10.28%	10.13%	10.32%	10.31%	10.14%
Common equity Tier 1[2]	11.53	NR	NR	NR	NR
Tier 1 risk-based capital	11.53	12.00	11.84	12.26	12.00
Total risk-based capital	11.89	12.37	12.26	13.12	12.85

[1] Regulatory capital ratios for Q1 2015 are estimates.
[2] Yadkin became subject to new regulatory capital rules in Q1 2015. The common equity Tier 1 ratio was not reported in prior periods.

QUARTERLY BALANCE SHEETS (UNAUDITED)

	Ending balances
(Dollars in thousands, except per share data)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Assets
Cash and due from banks	$55,426	$65,312	$59,837	$38,770	$30,969
Interest-earning deposits with banks	52,826	66,548	31,223	76,125	42,474
Federal funds sold	250	505	15	—	—
Investment securities available for sale	658,323	672,421	694,993	394,492	407,231
Investment securities held to maturity	39,511	39,620	39,728	3,119	3,119
Loans held for sale	32,322	20,205	26,853	10,658	11,158
Loans	2,913,859	2,898,266	2,827,426	1,368,568	1,384,732
Allowance for loan losses	(8,284)	(7,817)	(7,641)	(7,451)	(7,213)
Net loans	2,905,575	2,890,449	2,819,785	1,361,117	1,377,519
Purchased accounts receivable	62,129	44,821	43,187	44,537	39,762
Federal Home Loan Bank stock	20,277	19,499	19,320	8,950	8,455
Premises and equipment, net	78,683	80,379	81,554	44,211	44,350
Bank-owned life insurance	77,462	76,990	76,500	48,700	33,386
Foreclosed assets	12,427	12,891	11,078	9,786	9,505
Deferred tax asset, net	66,415	72,403	72,919	48,783	52,276
Goodwill	151,083	151,083	151,083	26,254	26,254
Other intangible assets, net	15,862	16,677	17,538	5,432	5,657
Accrued interest receivable and other assets	38,782	36,506	34,502	18,214	16,853
Total assets	$4,267,353	$4,266,309	$4,180,115	$2,139,148	$2,108,968

Liabilities
Deposits:
Non-interest demand	$655,333	$680,387	$657,554	$228,243	$195,568
Interest-bearing demand	472,524	469,898	439,117	348,075	356,134
Money market and savings	1,010,348	1,004,796	970,571	473,258	472,968
Time	1,070,970	1,092,283	1,117,697	620,336	630,132
Total deposits	3,209,175	3,247,364	3,184,939	1,669,912	1,654,802
Short-term borrowings	325,500	250,500	216,500	140,500	129,500
Long-term debt	137,199	180,164	210,154	69,932	69,962
Accrued interest payable and other liabilities	27,660	30,479	26,192	13,070	11,392
Total liabilities	3,699,534	3,708,507	3,637,785	1,893,414	1,865,656

Shareholders' equity
Preferred stock	28,405	28,405	28,405	—	—
Common stock	31,609	31,599	31,599	9,219	9,219
Common stock warrant	717	717	717	—	—
Additional paid-in capital	492,192	492,014	491,864	146,471	146,374
Retained earnings (accumulated deficit)	16,923	7,311	(7,361)	(7,679)	(9,413)
Accumulated other comprehensive loss	(2,027)	(2,244)	(2,894)	(670)	(1,587)
Shareholders' equity before non-controlling interests	567,819	557,802	542,330	147,341	144,593
Non-controlling interests	—	—	—	98,393	98,719
Total shareholders' equity	567,819	557,802	542,330	245,734	243,312
Total liabilities and shareholders' equity	$4,267,353	$4,266,309	$4,180,115	$2,139,148	$2,108,968

QUARTERLY NET INTEREST MARGIN ANALYSIS

	Three months ended March 31, 2015			Three months ended December 31, 2014			Three months ended March 31, 2014
(Dollars in thousands)	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*

Assets
Loans	$2,924,287	$39,796	5.52%	$2,887,688	$41,160	5.65%	$1,400,086	$19,969	5.78%
Investment securities	706,888	4,229	2.43	728,683	4,293	2.34	415,870	1,991	1.94
Federal funds and other	59,572	50	0.34	55,101	54	0.39	46,384	26	0.23
Total interest-earning assets	3,690,747	44,075	4.84%	3,671,472	45,507	4.92%	1,862,340	21,986	4.79%
Goodwill	151,083			151,083			26,254
Other intangibles, net	16,359			17,032			5,769
Other non-interest-earning assets	391,489			385,284			207,252
Total assets	$4,249,678			$4,224,871			$2,101,615

Liabilities and Equity
Interest-bearing demand	$470,919	$160	0.14%	$454,369	$156	0.14%	$348,050	$180	0.21%
Money market and savings	1,003,156	716	0.29	975,788	695	0.28	475,698	349	0.30
Time	1,089,950	2,013	0.75	1,103,572	1,863	0.67	630,727	1,130	0.73
Total interest-bearing deposits	2,564,025	2,889	0.46	2,533,729	2,714	0.42	1,454,475	1,659	0.46
Short-term borrowings	288,000	289	0.41	233,500	168	0.29	128,000	78	0.25
Long-term debt	150,450	1,488	4.01	199,043	1,599	3.19	60,587	1,031	6.90
Total interest-bearing liabilities	3,002,475	4,666	0.63%	2,966,272	4,481	0.60%	1,643,062	2,768	0.68%
Non-interest-bearing deposits	657,702			683,402			232,807
Other liabilities	25,356			26,393			9,079
Total liabilities	3,685,533			3,676,067			1,884,948
Shareholders’ equity	564,145			548,804			216,667
Total liabilities and shareholders’ equity	$4,249,678			$4,224,871			$2,101,615

Net interest income, taxable equivalent		$39,409			$41,026			$19,218
Interest rate spread			4.21%			4.32%			4.11%
Tax equivalent net interest margin			4.33%			4.43%			4.19%

Percentage of average interest-earning assets to average interest-bearing liabilities			122.92%			123.77%			113.35%
* Taxable equivalent basis

APPENDIX - RECONCILIATION OF NON-GAAP MEASURES

	As of and for the three months ended
(Dollars in thousands, except per share data)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Operating Earnings
Net income (GAAP)	$10,250	$15,311	$949	$3,210	$2,235
Securities (gains) losses	(1)	(4)	96	(218)	—
Gain on sale of branch	—	—	(415)	—	—
Merger and conversion costs	220	1,589	17,270	2,068	1,209
Restructuring charges	907	33	180	93	836
Income tax effect of adjustments	(431)	(601)	(6,075)	(425)	(452)
DTA valuation allowance reversal	—	(4,706)	—	—	—
Net operating earnings (Non-GAAP)	10,945	11,622	12,005	4,728	3,828
Dividends on preferred stock	639	639	630	—	—
Net income attributable to non-controlling interests	—	—	—	1,476	990
Allocation of adjustments to non-controlling interests	—	—	—	632	599
Net operating earnings available to common shareholders (Non-GAAP)	$10,306	$10,983	$11,375	$2,620	$2,239
Net operating earnings per common share:
Basic (Non-GAAP)	$0.33	$0.35	$0.36	$0.28	$0.24
Diluted (Non-GAAP)	0.33	0.35	0.36	0.28	0.24
Pre-Tax, Pre-Provision Operating Earnings
Net income (GAAP)	$10,250	$15,311	$949	$3,210	$2,235
Provision for loan losses	961	843	816	464	1,290
Income tax expense	5,846	607	621	2,504	1,681
Pre-tax, pre-provision income	17,057	16,761	2,386	6,178	5,206
Securities (gains) losses	(1)	(4)	96	(218)	—
Gain on sale of branch	—	—	(415)	—	—
Merger and conversion costs	220	1,589	17,270	2,068	1,209
Restructuring charges	907	33	180	93	836
Pre-tax, pre-provision operating earnings (Non-GAAP)	$18,183	$18,379	$19,517	$8,121	$7,251
Operating Non-Interest Expense
Non-interest expense (GAAP)	$30,958	$33,592	$48,187	$18,139	$19,036
Merger and conversion costs	(220)	(1,589)	(17,270)	(2,068)	(1,209)
Restructuring charges	(907)	(33)	(180)	(93)	(836)
Operating non-interest expense (Non-GAAP)	$29,831	$31,970	$30,737	$15,978	$16,991
Operating Efficiency Ratio
Efficiency ratio (GAAP)	64.48%	66.71%	95.28%	74.59%	78.52%
Effect to adjust for securities gains (losses)	—	0.01	(0.18)	0.68	—
Effect to adjust for gain on sale of branch	—	—	0.79	—	—
Effect to adjust for merger and conversion costs	(0.46)	(3.15)	(34.37)	(8.58)	(4.98)
Effect to adjust for restructuring costs	(1.89)	(0.07)	(0.36)	(0.39)	(3.45)
Operating efficiency ratio (Non-GAAP)	62.13%	63.50%	61.16%	66.30%	70.09%
Adjusted Allowance for Loan Losses
Allowance for loan losses (GAAP)	$8,284	$7,817	$7,641	$7,451	$7,213
Net acquisition accounting fair value discounts to loans	51,125	55,166	62,969	25,624	27,906
Adjusted allowance for loan losses (Non-GAAP)	$59,409	$62,983	$70,610	$33,075	$35,119
Loans	$2,913,859	$2,898,266	$2,827,426	$1,368,568	$1,384,732
Adjusted allowance for loan losses to loans (Non-GAAP)	2.04%	2.17%	2.50%	2.42%	2.54%
Tangible Common Equity
Shareholders' equity (GAAP)	$567,819	$557,802	$542,330	$147,341	$144,593
Less preferred stock	28,405	28,405	28,405	—	—
Less goodwill and other intangible assets	166,945	167,760	168,621	18,489	18,620
Tangible common equity (non-GAAP)	$372,469	$361,637	$345,304	$128,852	$125,973